Exhibit 99.1

Rogers Corporation Reports Third Quarter 2017 Results

Third quarter 2017 highlights, versus third quarter 2016:

  Record net sales of $206.8 million, up 25.1%
  Gross margin of 39.7%, up 220 basis points
  Net income of $25.5 million, up 58.9%
  Adjusted EBITDA of $50.7 million, up 46.9%
  Earnings of $1.37 per diluted share, up 55.7%
  Adjusted earnings of $1.41 per diluted share, up 45.4%

CHANDLER, Ariz.--(BUSINESS WIRE)--November 2, 2017--Rogers Corporation (NYSE:ROG) today announced financial results for the 2017 third quarter.

The Company reported 2017 third quarter net sales of $206.8 million, which exceeded the Company's previously announced guidance of $193 to $203 million, as well as 2016 third quarter net sales of $165.3 million. Currency exchange rates favorably impacted 2017 third quarter net sales by $0.9 million.

Earnings for the 2017 third quarter were $1.37 per diluted share, an increase compared to $0.88 per diluted share in the third quarter of 2016. Earnings per diluted share exceeded the Company's guidance range of $1.14 to $1.24. On an adjusted basis, earnings were $1.41 per diluted share, an increase compared to adjusted earnings of $0.97 per diluted share in the third quarter of 2016. Adjusted earnings exceeded the Company's guidance of $1.20 to $1.30 per diluted share.

Third quarter 2017 net income was $25.5 million, an increase compared to $16.1 million in the third quarter of 2016. Adjusted EBITDA was $50.7 million for the third quarter of 2017, an increase as compared to $34.5 million reported in the third quarter of 2016.

Gross margin was 39.7% in the third quarter of 2017, compared to 37.5% in the third quarter of 2016. Operating margin was 19.1% in the third quarter of 2017, compared to 14.0% in the third quarter of 2016. Adjusted operating margin was 19.5% in the third quarter of 2017, compared to 15.5% in the third quarter of 2016.

Bruce D. Hoechner, President and CEO commented, "In Q3, disciplined execution of our Growth Strategy led to all-time record net sales and Rogers’ fourth consecutive quarter of double-digit organic growth. We saw continued strength in all three of our businesses and across our diverse portfolio of solutions. In addition, our recent acquisitions are performing extremely well. Globally, operational improvements are also contributing to efficiency gains. We look forward to a strong finish in 2017 as we maintain our course and capitalize on the robust tailwinds in many of our key markets."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2017 third quarter net sales of $72.7 million, a 11.0% increase compared to 2016 third quarter net sales of $65.5 million. The increase in 2017 third quarter net sales was largely driven by growth in high frequency circuit materials for automotive advanced driver assistance systems (ADAS), aerospace / defense, and higher demand for wireless 4G LTE applications. Third quarter 2017 net sales were unfavorably impacted by $0.1 million due to fluctuations in currency exchange rates.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2017 third quarter net sales of $82.2 million, a 51.2% increase compared to 2016 third quarter net sales of $54.4 million. The 2017 third quarter included $20.7 million of net sales from recent acquisitions. On an organic basis, EMS net sales increased $7.1 million, or 13.1%, on higher demand for portable electronics, general industrial, mass transit and electric and hybrid electric vehicles. Fluctuations in currency exchange rates unfavorably impacted net sales by $0.1 million in the 2017 third quarter.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2017 third quarter net sales of $46.4 million, a 16.7% increase compared to 2016 third quarter net sales of $39.8 million. The 2017 third quarter increase was primarily due to broad based demand across markets, including renewable energy, laser diode coolers, electric and hybrid electric vehicles and variable frequency motor drives. Third quarter 2017 net sales were favorably impacted by $1.1 million due to fluctuations in currency exchange rates.

Other
Other reported 2017 third quarter net sales of $5.4 million, down $0.2 million compared to the third quarter of 2016 sales of $5.6 million.

Balance sheet and other highlights

Cash position
Rogers ended the third quarter of 2017 with cash and cash equivalents of $151.0 million, a decrease of $76.8 million from $227.8 million at December 31, 2016. The primary drivers of the lower cash balance were year to date debt paydown of approximately $110.3 million in the second and third quarters of 2017, an acquisition completed in the first quarter of 2017 for approximately $60.0 million, partially offset by net cash provided from operating activities of $99.9 million.

Cash flow
Net cash provided from operating activities was $99.9 million for the first nine months of 2017, an increase compared to $94.2 million in the first nine months of 2016. The increase in net cash provided by operating activities was driven by higher 2017 net income partially offset by a use of working capital. Capital spending was $17.7 million in the first nine months of 2017, an increase compared to $14.9 million in the first nine months of 2016.

Effective tax rate
The 2017 third quarter effective tax rate was 37.6%, compared to 32.8% in the 2016 third quarter. The increase was primarily due to a change in valuation allowance associated with deferred tax assets that are capital in nature and changes in the pretax income mix across jurisdictions with disparate tax rates, partially offset by excess tax deductions on stock based compensation recognized in 2017.

Financial outlook
Rogers guides its 2017 fourth quarter net sales to a range of $200 to $210 million, including a favorable currency exchange rate impact of $3.4 million versus the 2016 fourth quarter. Rogers guides its 2017 fourth quarter earnings to a range of $1.18 to $1.28 per diluted share. Adjusted earnings are guided to a range of $1.35 to $1.45 per diluted share.

For the full year 2017, Rogers expects capital expenditures to be in a range of $25 to $30 million.

For the full year 2017, Rogers guides its normalized effective tax rate to be approximately 33%.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: failure to capitalize on, and volatility within, the Company's growth drivers, including internet connectivity, clean energy, and safety and protection, as well as specific market and industry trends within these growth drivers; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions and related integration considerations; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2017 third quarter results will be held today on Thursday November 2, 2017 at 5pm ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available from November 2, 2017 at approximately 8pm ET through November 8, 2017 at 11:59pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 90185399.

Additionally, the archived webcast will be available on the Rogers website at approximately 8pm ET November 2, 2017.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Quarter Ended		Nine Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$206,783	$165,259	$612,035	$483,314
Cost of sales	124,595	103,330	368,951	300,678
Gross margin	82,188	61,929	243,084	182,636
Selling, general and administrative expenses	38,615	31,489	112,346	95,718
Research and development expenses	7,411	7,294	21,512	20,916
Restructuring and impairment charges	962	—	2,767	—
Gain on sale of long-lived asset	(4,387)	—	(5,329)	—
Operating income	39,587	23,146	111,788	66,002
Equity income in unconsolidated joint ventures	1,384	898	3,359	2,220
Other income (expense), net	1,596	676	2,126	320
Interest expense, net	(1,639)	(811)	(4,834)	(3,047)
Income before income tax expense	40,928	23,909	112,439	65,495

Income tax expense	15,396	7,844	38,979	29,125
Net income	25,532	16,065	73,460	36,370

Basic earnings per share:	$1.40	$0.89	$4.05	$2.02

Diluted earnings per share:	$1.37	$0.88	$3.97	$2.00

Shares used in computing:
Basic	18,181	17,996	18,126	17,990
Diluted	18,588	18,183	18,503	18,217

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$150,993	$227,767
Accounts receivable, net	138,506	119,604
Inventories	114,118	91,130
Prepaid income taxes	4,383	3,020
Asbestos related insurance receivables	7,099	7,099
Assets held for sale	896	871
Other current assets	9,925	8,910
Total current assets	425,920	458,401
Property, plant and equipment, net	174,855	176,916
Investments in unconsolidated joint ventures	19,340	16,183
Deferred income taxes	16,007	14,634
Goodwill	234,587	208,431
Other intangible assets	164,142	136,676
Asbestos related insurance receivables	41,295	41,295
Other long term assets	5,472	3,964
Total assets	$1,081,618	$1,056,500
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,867	$28,379
Accrued employee benefits and compensation	34,176	31,104
Accrued income taxes payable	16,147	10,921
Current portion of lease obligation	399	350
Current portion of long term debt	—	3,653
Asbestos related liabilities	7,099	7,099
Other accrued liabilities	20,299	19,679
Total current liabilities	113,987	101,185
Borrowings under credit facility	131,188	235,877
Long term lease obligation	5,277	4,993
Pension liability	8,501	8,501
Retiree health care and life insurance benefits	1,971	1,992
Asbestos related liabilities	44,883	44,883
Non-current income tax	7,619	6,238
Deferred income taxes	13,680	13,883
Other long term liabilities	3,408	3,162
Shareholders’ equity
Capital stock	18,218	18,021
Additional paid in capital	124,665	118,678
Retained earnings	677,541	591,349
Accumulated other comprehensive income (loss)	(69,320)	(92,262)
Total shareholders’ equity	751,104	635,786
Total liabilities and shareholders’ equity	$1,081,618	$1,056,500

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, certain impairments, certain costs associated with acquisitions, non-recurring tax charges, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

**Third quarter 2016 financial measures below include acquisition related costs of $0.4 million that were not adjusted in the third quarter 2016 earnings release. These costs were incurred in conjunction with acquisitions that had not closed as of the earnings release date. Third quarter 2016 amounts below have been updated to adjust for these expenses, consistent with the current year presentation.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the Third Quarter:

	2017	2016
Earnings per diluted share	Q3	Q3
GAAP earnings per diluted share	$1.37	$0.88

Environmental accrual adjustment	—	(0.03)
Restructuring, severance, impairment and other related costs	0.03	0.01
**Acquisition related costs	0.02	0.02
Gain on sale of long-lived asset	(0.15)	—
Total Discrete Items	($0.10)	$0.00
Earnings per diluted share adjusted for Discrete Items	$1.27	$0.88

Acquisition intangible amortization	0.14	0.09

Adjusted earnings per diluted share	$1.41	$0.97

Reconciliation of GAAP net income to adjusted EBITDA for the Third Quarter*:

	2017	2016
(amounts in millions)	Q3	Q3
Net income	$25.5	$16.1

Interest expense, net	1.6	0.8
Income tax expense	15.4	7.8
Depreciation	7.3	6.6
Amortization	3.9	2.7
Tax item	—	0.8
Environmental accrual adjustment	—	(0.9)
Restructuring, severance, impairment and other related costs	0.9	0.2
**Acquisition related costs	0.5	0.4
Gain on sale of long-lived asset	(4.4)	—
Adjusted EBITDA	$50.7	$34.5

*Values in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin for the Third Quarter*:

	2017	2016
Operating margin	Q3	Q3
GAAP operating margin	19.1%	14.0%

Environmental accrual adjustment	—%	(0.5)%
Restructuring, severance, impairment and other related costs	0.5%	0.1%
**Acquisition related costs	0.2%	0.3%
Gain on sale of long-lived asset	(2.1)%	—%
Total discrete Items	(1.4)%	(0.1)%
Operating margin adjusted for Discrete Items	17.7%	13.9%

Acquisition intangible amortization	1.8%	1.6%

Adjusted operating margin	19.5%	15.5%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2017 Third Quarter:

Guidance Q3 2017
GAAP earnings per diluted share	$1.14 - $1.24

Restructuring/other Discrete Items	($0.07)

Acquisition intangible amortization	$0.13

Adjusted earnings per diluted share	$1.20 - $1.30

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2017 Fourth Quarter:

Guidance Q4 2017
GAAP earnings per diluted share	$1.18 - $1.28

Restructuring/other Discrete Items	$0.04

Acquisition intangible amortization	$0.13

Adjusted earnings per diluted share	$1.35 - $1.45

CONTACT:
Investor contact:
Rogers Corporation
Jack Monti, 480-917-6026
jack.monti@rogerscorp.com
http://www.rogerscorp.com